                                                                   EXHIBIT 10.33

                              SEPARATION AGREEMENT

      This SEPARATION AGREEMENT (this "Agreement") is entered into by and between Questcor Pharmaceuticals, Inc., a California corporation (the "Company") and Charles J. Casamento (the "Executive"). The Company and the Executive are sometimes referred to herein as a "Party" or collectively as the "Parties."

      WHEREAS, Executive has been employed by the Company as President and Chief Executive Officer pursuant to an Employment Agreement dated as of August 4, 1999, as amended to date (the "Employment Agreement"); and

      WHEREAS, Executive and the Company wish to terminate their employment relationship effective as of the Effective Date (defined below), to characterize that termination as a resignation, and to resolve all of their obligations to each other, including, without limitation, under the Employment Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

      1. Effective Date. This Agreement shall become effective upon the execution of the Agreement by the Parties in accordance with paragraph 20(f) of this Agreement. The date on which the later of the Parties to sign has executed the Agreement shall be referred to in this Agreement as the Effective Date.

      2. Employment Agreement. The Employment Agreement shall be superseded entirely by this Agreement, and the Employment Agreement shall be of no further force or effect.

      3. Employment and Officer Status. Executive's employment by the Company shall terminate effective as of the Effective Date. Executive's termination shall be reflected in the Company's records as a voluntary resignation for professional reasons. Executive hereby resigns from his position as President and Chief Executive Officer (and any other officer positions he may hold) of the Company (and any of its affiliates and subsidiaries) effective as of the Effective Date. Executive shall execute any additional documentation necessary to effectuate such resignations.

      4. Resignation From Board. Executive hereby resigns from his position as a member of the Company's Board of Directors. Executive shall execute any additional documentation necessary to effectuate such resignation.

      5. Compensation After the Effective Date. Within ten (10) days after the Effective Date, the Company shall issue Executive his final paycheck, reflecting (a) his earned but unpaid base salary through the Effective Date and
(b) all accrued, unused vacation due Executive through the Effective Date. The Company, within forty five (45) days after the

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

Effective Date, will reimburse Executive for any and all reasonable and necessary business expenses incurred by Executive in connection with the performance of his job duties, which expenses shall be submitted to the Company with supporting receipts and/or documentation no later than forty (40) days after the Effective Date. Within ten (10) days after the Effective Date, the Company shall also issue to Executive a check in the amount of $136,294 (one hundred thirty six thousand two hundred ninety four dollars), representing Executive's maximum bonus opportunity for 2004 pro rated through the Effective Date. From the Effective Date through the eighteen month anniversary of the Effective Date (i.e., an eighteen month period), the Company shall continue to pay Executive his regular monthly base salary in the amount of $38,208.33 (thirty eight thousand two hundred eight and thirty-three cents), to be paid on a twice per month basis in accordance with the Company's payroll practices. The payments described in this paragraph shall be subject to all applicable taxes and withholding. Executive acknowledges and agrees that the payments and benefits described in this paragraph and elsewhere in this Agreement constitute the only compensation, benefits, or other amounts to which he is entitled pursuant to the Employment Agreement or any policies, practices, or benefit programs maintained by the Company related to compensation and benefits. Any payment made to Executive in accordance with this paragraph shall be made only to the extent the release set forth in paragraph 10 becomes irrevocable in accordance with paragraph 10(f).

      6. Consulting Arrangement. For a period of six (6) months following the Effective Date (the "Consulting Period"), Executive shall be available to provide consulting services to the Company, if and as requested by the Board of Directors of the Company. The Company shall pay Executive as an independent contractor at the rate of $250 per hour for such consulting services performed and approved in advance and shall reimburse Executive for reasonable out-of-pocket expenses, approved in advance, actually incurred by Executive and supported by adequate documentation. During the Consulting Period, Executive shall make himself available as reasonably scheduled by the parties for such consultation and assistance associated with providing transition assistance as the Board of Directors reasonably may request from time to time, not to exceed ten (10) hours per month for the first three months and five (5) hours per month for the next three months; provided, however, that (a) Executive shall not be required to travel in connection with such services; and (b) it is acknowledged and agreed that any such services must be scheduled after giving due regard to Executive's other business and personal commitments (which commitments may include full time employment). Executive shall have no authority to bind the Company. Executive's maximum cumulative liability with respect to any and all breaches of this paragraph 6 shall not exceed $15,000.

      7.    Benefits On and After the Effective Date; Status of Stock Options.

            (a) Executive acknowledges and agrees that, except to the extent he is eligible to continue his medical and dental benefits at his sole expense pursuant to COBRA, and timely elects to do so, his entitlement to benefits and eligibility to participate in the Company's benefit plans shall cease on the Effective Date; provided, however, that Executive shall be entitled to those benefits available to a terminated employee under the Company's 401(k) plan, life insurance plan and disability plan, to the extent such benefits were acquired by Executive prior to the Effective Date.

            (b) The Company acknowledges and agrees that with respect to 129,251 of the New Options (as defined in the Employment Agreement) that have not vested as of the Effective Date, such options shall become fully vested on November 18, 2004 and will remain exercisable by Executive for a period of eighteen (18) months following the Effective Date. The Company acknowledges and agrees that with respect to the remaining portion of the New Options that have vested as of the Effective Date, such options are fully vested and will remain exercisable by Executive for a period of ninety (90) days following the Effective Date.

      8.    General Release of Claims.

            (a) Executive, on behalf of himself and his heirs, executors, administrators, successors, agents, and assigns, hereby fully and without limitation (except as expressly provided herein) releases and forever discharges the Company and (as the case may be) its present and former shareholders, parents, owners, members, subsidiaries, divisions, affiliates, officers, directors, agents, employees, consultants, insurers, representatives, lawyers, predecessors, successors and assigns, employee welfare benefit plans and pension or deferred compensation plans under Section 401 of the Internal Revenue Code of 1986, as amended, and their trustees, administrators and other fiduciaries, and all persons acting by, through, under or in concert with them, or any of them ("Company Releasees"), both individually and collectively, from any and all rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent ("Claims"), which Executive may have, or now claim to have against, or in the future claim from the Releasees by reason of any matter, cause, or thing whatsoever, from the beginning of time to the date hereof, in any way related to the Company or its business, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive's recruitment, relocation, hire, employment, benefits, remuneration (including salary; bonus; incentive or other compensation; vacation, sick leave or medical insurance benefits; and/or benefits from any employee stock ownership, profit-sharing and/or any deferred compensation plan under Section 401 of the Internal Revenue Code of 1986, as amended) or termination by the Company, or any contract, agreement, or compensation arrangement between Executive and the Company (including without limitation the Employment Agreement). As part of this release, Executive expressly waives any Claims arising out of Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act, as amended; the Age Discrimination in Employment Act, as amended; the Family and Medical Leave Act of 1993; the California Fair Employment and Housing Act of 1993, as amended; the California Labor Code (including but not limited to Section 970); the Fair Labor Standards Act, as amended; Section 17200 of the Business and Professions Code; the federal and state wage and hour laws; the Americans With Disabilities Act, as amended; the Immigration Reform and Control Act of 1986; the Executive Retirement Income Security Act of 1974, as amended; the Uniformed Services Employment and Reemployment Rights Act; the Rehabilitation Act of 1973, as amended; the California Family Rights Act; the Worker Adjustment and Retraining Notification Act; the common law of fraud, misrepresentation, negligence, defamation, infliction of emotional distress, breach of contract, or wrongful termination; and/or any other local, state or federal law, rule, or regulation governing employment, discrimination in employment or the payment of wages and benefits (collectively, the "Specified Areas"). Executive understands and agrees that he is giving up his status as an employee and has no rights to be recalled, rehired, or reinstated by the Company. The forgoing release shall not affect Executive's ownership of capital stock of the Company or rights under stock options of the Company. Excluded from the foregoing release are any rights of Executive to indemnity (and payment of expenses) under the provisions of the Company's Articles of Incorporation and Bylaws, under the provisions of Section 8.2 of the Employment Agreement (which provision shall survive the Effective Date, notwithstanding any other provision hereof), under the Indemnification Agreement between the Executive and the Company, or pursuant to applicable law. The Company hereby agrees to provide indemnification to Executive on the same basis that it provides indemnification to continuing Company officers.

            (b) The Company, on behalf of itself and the other Company Releasees hereby fully and without limitation (except as expressly provided herein) releases and forever discharges Executive, his heirs, executors, administrators, successors, agents, lawyers and assigns ("Executive Releasees"), both individually and collectively, from any and all Claims which Executive may have, or now claim to have against, or in the future claim from the Executive Releasees by reason of any matter, cause, or thing whatsoever, from the beginning of time to the date hereof, in any way related to the Company or its business, including, without limiting the generality of the foregoing, any Claims in the Specified Areas. Excluded from the foregoing release is any conduct of Executive constituting fraud, breach of fiduciary duty, dishonesty or a violation of applicable law. Notwithstanding the forgoing, the Company represents that it has no current actual knowledge of any conduct of Executive constituting fraud, breach of fiduciary duty, dishonesty or a violation of applicable law.

      9. Waiver of Unknown Claims. Each Party is aware of California Civil Code Section 1542, which provides as follows:

      A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

      With full awareness and understanding of the above provisions, each Party hereby waives any rights he may have under Section 1542, as well as under any other statutes or common law principles of similar effect. Each Party intends to, and hereby does, release the relevant releasees from claims which such Party does not presently know or suspect to exist at this time.

      10. Release of Age Discrimination Claims. Executive expressly waives and releases all claims that Executive has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621, et seq. ("ADEA"). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this Agreement:

            a. That this section and this Agreement are written in a manner calculated to be understood by Executive.

            b. The waiver and release of claims under the ADEA contained in this Agreement do not cover rights or claims that may arise after the date on which Executive signs this Agreement.

            c. This Agreement provides for consideration in addition to anything of value to which Executive is already entitled.

            d. Executive is advised to consult an attorney before signing this Agreement.

            e. Executive is granted twenty-one (21) days after Executive is presented with this Agreement to decide whether or not to sign this Agreement. If Executive executes this Agreement prior to the expiration of such period, Executive does so voluntarily and after having had the opportunity to consult with an attorney.

            f. Executive may revoke this Agreement within seven (7) days of execution of the Agreement by Executive. Unless revoked by Executive, this release shall become irrevocable upon the expiration of such 7-day period. In the event of such a revocation, Executive shall not be entitled to the consideration for this release set forth in paragraph 5 and 6.

      11. No Admission. Executive further understands and agrees that neither the payment of money nor the execution of this Agreement shall constitute or be construed as an admission of any liability whatsoever by the Company Releasees or Executive Releasees.

      12. No Lawsuits; No Assignment of Claims. Each Party represents that he or it knows of no lawsuits pending by such Party against any one or more of the relevant releasees. Each Party agrees if there are any such lawsuits to dismiss any and all lawsuits that such Party might have filed against the relevant releasees to the extent released hereby. Each Party promises never to file or prosecute a lawsuit asserting any Claims against any of the relevant releasees or, except as otherwise required by applicable law or legal process, directly or indirectly assist any other person in so doing, to the extent released hereby. Each Party represents and warrants to the relevant releasees that there has been no assignment or other transfer of any interest in any Claim which such Party may have against the relevant releasees, and such Party agrees to indemnify and hold the relevant releasees harmless from any liability, claims, demands, damages, costs, expenses and attorneys' fees incurred as a result of any person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such Party.

      13. Proprietary Information. The Executive acknowledges that certain information, observations and data obtained by him during the course of or related to his employment with the Company (including, without limitation, information with respect to the Company's and its affiliates' operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, shareholders, business plans, marketing plans, proposals or methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment) are the sole property of the Company and constitute trade secrets of the Company. Promptly following the Effective Date, the Executive agrees to return all files, customer lists, financial information or other Company property (excluding documents that have been publicly filed with the SEC) which are in the Executive's possession or control without making copies thereof. Except as required pursuant to applicable law, the Executive further agrees that he will not disclose to any person or use for his own account any of the above described trade secret information, observations or data without the written consent of the Company's Board of Directors. Further, the Executive acknowledges that any unauthorized use of the above described confidential information will cause irreparable harm to the Company and will give rise to an immediate action by the Company for injunctive relief. Notwithstanding the above, the Company acknowledges that Executive may retain and use his own personal address list of his personal contacts accumulated over his career (including as accumulated during his employment with the Company).

      14. Cooperation Clause. Executive agrees to cooperate fully with the Company (including its Board of Directors and any special committees of the Board of Directors) and its counsel or accountants in any financial audits or internal investigation involving securities, financial or accounting matters, and in its defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which Executive was employed by the Company. The Company agrees to reimburse Executive for his reasonable and actual expenses incurred in providing such cooperation.

      15. Indemnity. Executive will continue to be indemnified by any applicable insurance policies, pursuant to the Articles of Incorporation and bylaws of the Company, under the provisions of Section 8.2 of the Employment Agreement (which provision shall survive the Effective Date, notwithstanding any other provision hereof), the Indemnification Agreement between the Executive and the Company, and as otherwise required by law for his actions as an employee, officer or director prior to the Effective Date to the same extent as during his employment to the fullest extent provided by law.

      16. Confidentiality of Agreement. Except as expressly set forth in paragraph 17, the provisions of this Agreement shall be held in strictest confidence by Executive and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) Executive may disclose this Agreement, in confidence, to his immediate family; (b) the Parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the Parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (e) Executive may inform third parties that he voluntarily resigned from the Company on good terms, that he was a valued employee in good standing with the Company at all times while employed and at the time of departure and that the Company retained him as a consultant to the Company immediately following such departure. The Company will make only statements consistent with the foregoing.

      17. Press Release; Mutual Nondisparagement. The Company shall issue a press release regarding Executive's resignation in the form attached hereto as Exhibit A. Except as required by law or court order, neither the Company nor Executive shall make any additional or inconsistent public statement regarding Executive's resignation. Each party to this Agreement promises not to disparage or otherwise publish or communicate derogatory statements or opinions about the other to any third party.

      18. Non-Competition. Executive shall not at any time during the period during which payments are made by the Company to Executive pursuant to paragraph 5 hereof (the "Non-Compete Period"):


            a. Either directly or indirectly, or solely or jointly with other persons or entities, own, manage, operate, join, control, consult with, render services for or participate in the ownership, management, operation or control of, or be connected as an officer, director, employee, partner, principal, agent, consultant or other representative with, or permit his name to be used in connection with, any profit or non-profit business, organization or entity (other than the Company and its affiliates) which operates or engages in or owns an interest in a Competing Business (defined below);

            b. Lend any credit or money for the purposes of establishing or operating any Competing Business, or otherwise give aid or advice to any person, firm, association, corporation or entity engaging in any Competing Business; or

            c. Solicit, contact, divert or take away or attempt to solicit, divert or take away any of the customers, potential customers, business or patrons of the Company and its affiliates (or any of their respective successors and assigns), directly or indirectly, by or for himself, or as the agent of any other person or entity, or through others as an agent or on behalf of a Competing Business.

            d. Notwithstanding the foregoing, Executive may own publicly traded securities issued by a Competing Business, provided that Executive shall not own more than one percent (1%) of the value of any class of such securities outstanding at such time.

            e. A "Competing Business" as used in the Agreement shall refer to any person or entity engaged in the business of selling pharmaceutical products for the treatment of seizure disorders, multiple sclerosis, Crohn's disease, colitis and/or inflammatory bowel disease. The restrictions contained in clauses
(a) through (c) above shall apply only to Executive's actions within the cities, counties, states of the United States and other countries where the Company and its affiliates do business during the Non-Compete Period. The Company and Executive acknowledge and agree that the duration, scope and geographic area for which this covenant is to be effective are reasonable.

            f. The Company and Executive intend that the provisions of this paragraph 18 shall be fully enforceable as set forth herein. To the extent that any court of competent jurisdiction finds that any such provision is unenforceable by reason of its duration or scope, the Company and Executive agree that it shall be enforced insofar as it may be enforced within the limits of the law of that jurisdiction, but that the Agreement as a whole shall be unaffected elsewhere.

            g. The Company and Executive recognize and acknowledge that the Company, by the Agreement, has sought to prohibit competition by Executive during the Non-Compete Period, and that Executive's performance of services in contravention of the Agreement or other breach of the provisions of this paragraph 18 would consequently cause immediate and irreparable harm to the business and goodwill of the Company and its affiliates, the exact amount of which will be difficult or impossible to ascertain, and that damages, if any, and other remedies at law would be inadequate. Accordingly, should Executive perform, or attempt or threaten to perform, services in contravention of the Agreement or otherwise breach the provisions of this paragraph 18, the Company shall, in addition to any and all other remedies available to it under the Agreement, have the right to seek and obtain an injunction or other equitable relief, restraining and preventing Executive from performing such services or breaching the provisions of this paragraph 18.

            h. If Executive breaches any provision of this paragraph 18, the rights of Executive (or Executive's estate) to a benefit under paragraph 5 of this Agreement shall be forfeited, unless the Company determines that such activity is not detrimental to the best interests of the Company and its affiliates. Such forfeiture shall be in addition to any other remedy of the Company under the Agreement or at law and in equity with respect to such breach. However, if Executive ceases such activity and notifies the Company of this action, Executive's (or Executive's estate's) right to receive a benefit, and any right of a surviving spouse of Executive or any other person to a benefit, may be restored within 60 days of said notification, unless the Company in its reasonable discretion determines that the prior activity has caused serious injury to the Company and its affiliates.

      19. Solicitation of Employees. Executive shall not, at any time during the Non-Compete Period, directly or indirectly, by or for himself, or as the agent of any other person or entity, or through others as an agent, in any way solicit or induce, or attempt to solicit or induce, any employee, officer, representative, consultant, or other agent of the Company or its affiliates, whether such person is presently employed with the Company or an affiliate or may hereinafter be so employed, to leave the Company's employ or the employ of a Company affiliate or otherwise interfere with the employment relationship between any such person and the Company and its affiliates.

      20.   Miscellaneous Provisions.

            a. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable it shall not affect the validity or enforceability of any other provision.

            b. This Agreement represents the sole and entire agreement between the Parties with respect to the subject matters contained herein and supersede all prior documents, agreements, negotiations and discussions between the Parties with respect to the subject matters contained herein.

            c. No provision of this Agreement may be altered, modified or amended unless such alteration, modification, or amendment is agreed to in writing and signed by Executive on the one hand and the Company on the other, which writing expressly states the intent of the Parties to modify this Agreement.

            d. This Agreement shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of California. The language in the Agreement shall not be construed for or against any particular Party. The headings used herein are for reference only and shall not affect the construction of this Agreement.

            e. No waiver by any Party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other Party hereto shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

            f. This Agreement may be executed in one or more counterparts, and by facsimile, each of which shall be deemed to be an original as against any Party that has signed it, but all of which together will constitute one and the same instrument.

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

            g. If any Party to this Agreement brings an action to enforce his or its rights hereunder, the prevailing party shall be entitled to recover his or its costs and expenses, including court costs and attorneys' fees, if any, incurred in connection with such suit.

            h. Executive acknowledges that the severance payment provided in this Release has tax consequences, that the Company has not provided any tax advice, and that Executive is free to consult with an accountant, legal counsel, or other tax advisor regarding the tax consequences he may face.

            i. EACH PARTY ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, UNDERSTANDS ALL OF ITS TERMS, AND AGREES TO THOSE TERMS KNOWINGLY, FREELY, VOLUNTARILY, AND WITHOUT DURESS. EACH PARTY ACKNOWLEDGES AND UNDERSTANDS THAT THIS AGREEMENT INCLUDES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

                            [Signature Page Follows]

            IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the dates indicated below.

EXECUTIVE                                         QUESTCOR PHARMACEUTICALS, INC.

/s/ CHARLES J. CASAMENTO                          By: /s/ TIMOTHY E. MORRIS
------------------------                              ---------------------
Charles J. Casamento                                   Timothy E. Morris
                                                  Its: Chief Financial Officer

Dated:  August 5, 2004                            Dated:  August 5, 2004

                                    EXHIBIT A

FOR IMMEDIATE RELEASE

COMPANY CONTACT:
Questcor Pharmaceuticals, Inc.
Timothy E. Morris, Sr. Vice President
Finance & Administration, Chief Financial Officer and member of the Office of the President
510/400-0700

         QUESTCOR ANNOUNCES RESIGNATION OF PRESIDENT AND CEO CHARLES J.
                                   CASAMENTO


UNION CITY, CA - AUGUST 6, 2004 -- QUESTCOR PHARMACEUTICALS, INC. (AMEX: QSC), a specialty pharmaceutical company that acquires, markets and sells brand name prescription drugs for gastrointestinal and neurological use through a U.S. direct sales force and international distributors, announced today that Charles
J. Casamento has resigned as President and CEO of the Company. Mr. Casamento also has resigned from the Board of Directors. However, he will continue to act as a consultant to the Company. The Board of Directors will be working to identify a successor. In the interim, Timothy E. Morris, CFO, and R. Jerald Beers, Vice President of Sales and Marketing, will form an Office of the President to guide the Company along with the Board's continuing oversight.

Mr. Casamento served as President, CEO and a member of the Board of Directors of the Company since 1999. "I am excited about the future of Questcor and very comfortable that the Company will be in the capable hands of the corporate officers and the Board of Directors," noted Mr. Casamento. He added, "My years with Questcor have been some of the most interesting and rewarding of my 30 years in the pharmaceutical industry and I am proud to have had a role in building a unique and promising company."

Neal Bradsher, Questcor's Lead Director stated, "Mr. Casamento has contributed greatly to Questcor's emergence as a specialty pharmaceutical company with several marketed products and significant revenues. He has done so with drive, persistence, energy and enthusiasm. The entire Questcor organization thanks Chuck for his service and wishes him well in his new endeavors. We look forward to moving ahead to implement our vision of building long term value for shareholders."

About Questcor

Questcor Pharmaceuticals, Inc. is a specialty pharmaceutical company that acquires, markets and sells brand name prescription drugs for gastrointestinal and neurological use through a U.S. direct sales force and international distributors. Questcor currently markets five products in the U.S.: Nascobal(R), the only prescription nasal gel formulation of Cyanocobalamin USP (Vitamin B-12), that is approved for patients with severe deficiencies of Vitamin B-12 caused by Crohn's

Disease and MS; HP Acthar(R) Gel, an injectable drug that is commonly used for certain neurological conditions; Ethamolin(R), an injectable drug used to treat enlarged weakened blood vessels at the entrance to the stomach that have recently bled, known as esophageal varices; Glofil(R)-125, which is an injectable agent that assesses how well the kidney is working by measuring glomerular filtration rate, or kidney function; and VSL#3(R), a patented probiotic marketed as a dietary supplement, to promote normal gastrointestinal function.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor's results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor's ability to accurately forecast and create the demand for each of its products, the gross margins achieved from the sale of those products, Questcor's ability to enforce its exchange policy, the accuracy of the prescription data purchased from independent third parties by Questcor, the sell through by Questcor's distributors, the inventories carried by Questcor's distributors, and the expenses and other cash needs for the upcoming periods, Questcor's ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor's need for additional funding, uncertainties regarding Questcor's intellectual property and other research, development, marketing and regulatory risks, and, to the ability of Questcor to implement its strategy and acquire products and, if acquired, to market them successfully as well as the risks discussed in Questcor's report on Form 10-K for the calendar year ended December 31, 2003 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor's prospects and future financial performance. Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.